Exhibit 10.2

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 14(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3.

Ocugen, Inc.

SENIOR NOTE

Issuance Date: April 22, 2020	Original Principal Amount: U.S. $[•]

FOR VALUE RECEIVED, Ocugen, Inc., a Delaware corporation (the "Company"), hereby promises to pay to [HOLDER] or registered assigns (the "Holder") in cash the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), prepayment, acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and, if an Event of Default has occurred and is continuing, to pay interest ("Interest") on any outstanding Principal at the applicable Default Rate (as defined below) when the same becomes due and payable, whether upon the Maturity Date, prepayment, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Note (including all Senior Notes issued in exchange, transfer or replacement hereof, this "Note") is one of an issue of Senior Notes issued pursuant to the Exchange Agreement (as defined below) on the Issuance Date (collectively, the "Notes" and such other Senior Notes issued on the same date pursuant to the Other Exchange Agreements (as defined below), the "Other Notes"). Certain capitalized terms used herein are defined in Section 27.

(1)   PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing 100% of the Outstanding Amount. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest on Principal, if any.

(2)   PREPAYMENTS.

(a)   Optional Prepayment. The Company may prepay (each, an "Optional Prepayment") the Note in whole or in part at any time or from time to time without penalty or premium by paying the Outstanding Amount being prepaid at a price equal to 100% of the Outstanding Amount being prepaid (the "Optional Prepayment Price"). The Company may exercise its right to require prepayment under this Section 2(a) by delivering a written notice thereof by electronic mail and overnight courier to the Holder and all, but not less than all, of the holders of the Other Notes (an "Optional Prepayment Notice" and the date all of the holders of the Notes received such notice is referred to as the "Optional Prepayment Notice Date"). Each Optional Prepayment Notice shall be irrevocable. Each Optional Prepayment Notice shall (i) state the date on which the applicable Optional Prepayment shall occur (the "Optional Prepayment Date"), which date shall not be less than two (2) Business Days nor more than fifteen (15) Business Days following such Optional Prepayment Notice Date and (ii) state the aggregate Outstanding Amount of the Notes which the Company has elected to be subject to Optional Prepayment from the Holder and all of the other holders of the Other Notes pursuant to this Section 2(a) (and analogous provisions under the Other Notes) on the Optional Prepayment Date.

(b)   Mandatory Prepayments. At any time and from time to time after the Issuance Date, to the extent the Company or any of its Subsidiaries consummates a Financing Transaction (the date of the consummation of such Financing Transaction, a "Mandatory Prepayment Event Date"), the Company shall be required to use the applicable Mandatory Prepayment Percentage of the applicable Financing Net Proceeds to redeem the Outstanding Amount then remaining under this Note and the Other Notes on the applicable Mandatory Prepayment Date (as defined below) (a "Mandatory Prepayment" and together with an "Optional Prepayment", a "Prepayment"). For the avoidance of doubt, if the Mandatory Prepayment Percentage of any applicable Financing Net Proceeds exceed the Outstanding Amount of this Note, the Company shall not be required to pay to the Holder more than the Outstanding Amount of this Note. The Company shall effect multiple Mandatory Prepayments, as necessary, to redeem in full all Outstanding Amounts under this Note and the Other Notes. The portion of this Note subject to prepayment pursuant to this Section 2(b) shall be prepaid by the Company in cash at a price equal to 100% of the Outstanding Amount being prepaid (a "Mandatory Prepayment Price" and together with an Optional Prepayment Price, a "Prepayment Price"). The Company shall effect a Mandatory Prepayment under this Section 2(b) by delivering a written notice thereof within no later than one (1) Business Day prior to the applicable Mandatory Prepayment Event Date by electronic mail and overnight courier to the Holder and all, but not less than all, of the holders of the Other Notes (a "Mandatory Prepayment Notice"). Each Mandatory Prepayment Notice shall be irrevocable. Each Mandatory Prepayment Notice shall (x) state the date on which the applicable Mandatory Prepayment shall occur (a "Mandatory Prepayment Date" and together with an Optional Prepayment Date, a "Prepayment Date") which date shall not be more than five (5) Business Days following the applicable Mandatory Prepayment Event Date (except with respect to any “at the market” equity offering or committed equity arrangement, with respect to which the “Mandatory Prepayment Date” shall be the third Business Day after each full calendar month during the term of any such financing), (y) state the amount of the applicable Financing Net Proceeds raised by the Company or its Subsidiary, as applicable, in the applicable Financing Transaction and (z) state the aggregate Outstanding Amount of the Notes which is being prepaid in such Mandatory Prepayment from the Holder pursuant to this Section 2(b) and all of the holders of the Other Notes pursuant to analogous provisions under the Other Notes on the applicable Mandatory Prepayment Date.

(c)   Pro Rata Prepayment Requirement. If the Company elects to cause an Optional Prepayment of this Note pursuant to Section 2(a) or is required to cause a Mandatory Prepayment pursuant to Section 2(b), then it must simultaneously take the same action with respect to all of the Other Notes, and if any Prepayment of this Note pursuant to this Section 2 is for a portion of this Note, then, it must simultaneously take the same action in the same proportion with respect to all of the Other Notes on a pro rata basis based on the Principal amount of Notes then outstanding. Prepayments made pursuant to this Section 2 shall be made in accordance with Section 8.

(3)   REGISTRATION; BOOK-ENTRY. The Company shall maintain a register (the "Register") for the recordation of the names and addresses of the holders of each Note and the Principal amount of the Notes held by such holders (the "Registered Notes"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by the Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 13. Notwithstanding anything to the contrary in this Section 3, the Holder may assign any Note or any portion thereof to an Affiliate of such Holder or a Related Fund of such Holder without delivering a request to assign or sell such Note to the Company and the recordation of such assignment or sale in the Register (a "Related Party Assignment"); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until such Holder has delivered a request to assign or sell such Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell such Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the "Related Party Register") comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register.

(4)   INTEREST; DEFAULT RATE. No Interest shall accrue hereunder unless and until an Event of Default (as defined in Section 5(a)) has occurred. From and after the occurrence and during the continuance of any Event of Default, Interest shall accrue hereunder at eighteen percent (18.0%) per annum (the "Default Rate") and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on the Maturity Date. Accrued and unpaid Interest, if any, shall also be payable as part of the Outstanding Amount upon any redemption hereunder occurring prior to the Maturity Date. In the event that such Event of Default is subsequently cured (and no other Event of Default then exists (including, without limitation, for the Company's failure to pay such Interest at the Default Rate on the Maturity Date)), Interest shall cease to accrue hereunder as of the calendar day immediately following the date of such cure; provided that the Interest as calculated and unpaid during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

(5)   RIGHTS UPON EVENT OF DEFAULT.

(a)               Event of Default. Each of the following events shall constitute an "Event of Default" and each of the events described in clauses (ii) and (iii) shall also constitute a "Bankruptcy Event of Default":

(i)                 the Company's failure to pay to the Holder any amount of Principal, Interest or other amounts within five Business Days of when and as due under this Note or any other Transaction Document (other than on the Maturity Date or due to failure to pay any Redemption Price hereunder);

(ii)              the Company's failure to pay to the Holder when and as due any amount due under the Note on the Maturity Date or due upon failure to pay any Redemption Price hereunder;

(iii)            the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary bankruptcy case, (B) consents to the entry of an order for relief against it in an involuntary bankruptcy case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iv)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(v)             a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(vi)            other than as specifically set forth in another clause of this Section 5(a), the Company or any of its Subsidiaries breaches (I) in any material respect any representation, warranty, covenant or other term or condition of any Transaction Document or (II) in any respect any representation, warranty, covenant or other term or condition of any Transaction Document that is qualified by materiality or Material Adverse Effect, except, in the case of such a breach of a covenant or other term or condition of any Transaction Document which is curable, an Event of Default shall be deemed to have occurred only if such breach continues for a period of an aggregate of five (5) Business Days;

(vii)           any breach or failure in any respect to comply with Section 10 or Section 11 of this Note and such breach or failure shall have continued for a period of five (5) Business Days or more;

(viii)          any default (following the lapse of any applicable cure period) under, redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries other than with respect to this Note or any Other Notes;

(ix)             a knowingly false or intentionally inaccurate certification by the Company as to whether any Event of Default has occurred;

(x)               any Material Adverse Effect occurs;

(xi)             (A) the suspension of the Common Stock from trading on an Eligible Market for a period of two (2) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on an Eligible Market; or

(xii)              any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b)   Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via electronic mail and overnight courier (an "Event of Default Notice") to the Holder. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (an "Event of Default Redemption") all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 5(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to 100% of the Outstanding Amount being redeemed in addition to any costs and expenses due hereunder (the "Event of Default Redemption Price"). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 8. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 5(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Event of Default redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(c)   Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash equal to the Event of Default Redemption Price, in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other Person, provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.

(6)               RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)               Assumption. If, at any time while this Note is outstanding, a Fundamental Transaction occurs or is consummated, the Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 6(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note, and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term "Company" under this Note (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Note referring to the "Company" shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Note with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Note.

(b)               Redemption Right. The Company shall deliver at least fourteen (14) days prior written notice, but not prior to the public announcement, of the consummation of a Change of Control via facsimile or electronic mail, followed by overnight courier, to the Holder (a "Change of Control Notice") setting forth a description of such transaction in reasonable detail and the anticipated Change of Control Redemption Date if then known. At any time during the period beginning on the earlier to occur of (x) any written agreement by the Company or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) the Holder becoming aware of a Change of Control and (z) the Holder's receipt of a Change of Control Notice and ending twenty-five (25) Trading Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem (a "Change of Control Redemption") all or any portion of this Note by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Outstanding Amount the Holder is electing to require the Company to redeem. The portion of this Note subject to redemption pursuant to this Section 6(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to 100% of the Outstanding Amount being redeemed (the "Change of Control Redemption Price"). Redemptions required by this Section 6 shall be made in accordance with the provisions of Section 8 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 6(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

(7)               NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(8)               REDEMPTIONS.

(a)   The Company shall deliver the applicable Event of Default Redemption Price to the Holder within three (3) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice (the "Event of Default Redemption Date"). If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 6(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder within three (3) Business Days after the Company's receipt of such notice (such date, the "Change of Control Redemption Date"). The Company shall deliver or shall cause to be delivered to the Holder the applicable Prepayment Price on the applicable Prepayment Date. The Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company on the applicable due date. In the event of a redemption of less than all of the Outstanding Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Outstanding Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company's receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Outstanding Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 14(d)) to the Holder representing such Outstanding Amount to be redeemed.

(b)   Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 5(b) or Section 6(b) or pursuant to equivalent provisions set forth in the Other Notes (each, an "Other Redemption Notice"), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the five (5) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is two (2) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all Principal, Interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such five (5) Business Day period, then the Company shall redeem a pro rata amount from the Holder and each holder of the Other Notes (including the Holder) based on the Principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such five (5) Business Day period.

(c)    Insufficient Assets. If upon a Redemption Date, the assets of the Company are insufficient to pay the applicable Redemption Price, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible Outstanding Amount that it can redeem on such date, pro rata among the Holder and the holders of the Other Notes to be redeemed in proportion to the aggregate Principal amount of this Note and the Other Notes outstanding on the applicable Redemption Date and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Company become available to redeem the remaining Outstanding Amounts of this Note and the Other Notes, the Company shall use such assets, at the end of the then current fiscal quarter, to redeem the balance of such Outstanding Amount of this Note and the Other Notes, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. Interest on the Principal amount of this Note and the Other Notes that have not been redeemed shall continue to accrue until such time as the Company redeems this Note and the Other Notes. The Company shall pay to the Holder the applicable Redemption Price without regard to the legal availability of funds unless expressly prohibited by applicable law or unless the payment of the applicable Redemption Price could reasonably be expected to result in personal liability to the directors of the Company.

(9)               RANK. All payments due under this Note (i) shall rank pari passu with all Other Notes and (ii) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(10)               NEGATIVE COVENANTS. Until all of the Notes have been redeemed or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries without the prior written consent of the Required Holders to, directly or indirectly:

(a)               incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness;

(b)              allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens;

(c)               redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note and the Other Notes) of the Company or any other Person, whether by way of payment in respect of Principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing;

(d)               redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (including, without limitation, Permitted Indebtedness, but not this Note, any Other Notes or the Financing Lease), by way of payment in respect of principal of (or premium, if any) such Indebtedness. For clarity, such restriction shall not preclude payment of regularly scheduled interest payments which may accrue under such Permitted Indebtedness;

(e)               redeem or repurchase its Equity Interests;

(f)                declare or pay any cash dividend or distribution on any Equity Interest of the Company or of its Subsidiaries;

(g)               other than, in each case, Permitted Liens, encumber or allow any Liens on, any of its own or its licensed copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Company and its Subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing;

(h)               enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof;

(i)                 abandon any Intellectual Property Rights of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business; and

(j)                 issue any (i) Notes (other than as contemplated by the Exchange Agreement or any Other Exchange Agreement) or (ii) any other securities that in each case would cause a breach or default under the Notes; or

(k)                enter into any agreement to do any of the foregoing.

(11)           AFFIRMATIVE COVENANTS. Until all of the Notes have been redeemed or otherwise satisfied in accordance with their terms, the Company shall, and the Company shall cause each Subsidiary to:

(a)   maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing (i) under the laws of the jurisdiction of its organization or formation and (ii) each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing or in full force and effect has not resulted in, and would not reasonably be likely to result in, a Material Adverse Effect;

(b)   maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear, and casualty and condemnation, excepted, and to comply, and cause each of its Subsidiaries to comply, in all material respects with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or material forfeiture thereof or thereunder;

(c)   maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(12)           CHANGING THE TERMS OF THIS NOTE. The (a) consent of the Company and (b) affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment of any provision of this Note or any of the Other Notes. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any waiver of any provision of this Note or any of the Other Notes. Any change, amendment or waiver by the Company and the Required Holders shall be binding on the Holder of this Note and all holders of the Other Notes; provided, however, that no such change, waiver or, as applied to any of the Notes held by any particular holder of Notes, shall, without the written consent of that particular holder, (i) reduce the amount of Principal, reduce the amount of accrued and unpaid Interest, or extend the Maturity Date, of the Notes, (ii) disproportionally and adversely affect any rights under the Notes of any holder of Notes; or (iii) modify any of the provisions of, or impair the right of any holder of Notes under, this Section 12. No consideration (other than reimbursement of legal fees) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Notes unless the same consideration also is offered to all holders of Notes.

(13)           TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

(14)           REISSUANCE OF THIS NOTE.

(a)               Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 14(d) and subject to Section 3), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provision of Section 3, following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)               Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without any obligation to post a surety or other bond) and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal.

(c)               Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)               Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note and (v) shall represent accrued and unpaid Interest, if any, on the Principal of this Note from the Issuance Date.

(15)           REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(16)           PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

(17)           CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial holders of Notes and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(18)           FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(19)           DISPUTE RESOLUTION. In the case of a dispute as to the determination of any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within two (2) Business Days of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via electronic mail the disputed arithmetic calculation of the Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned. The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(20)           NOTICES; PAYMENTS.

(a)   Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the terms of the Exchange Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

(b)   Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made via wire transfer of immediately available funds by providing the Company with prior written notice setting out the Holder's wire transfer instructions; provided that the Holder may with prior written notice setting out such request elect to receive a payment of cash in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of the initial Holder of this Notes, shall initially be as set forth on the schedule of investors attached to the Securities Purchase Agreement or as otherwise provided in writing to the Company). Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(21)           CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(22)           WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

(23)           GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at 5 Great Valley Parkway, Suite #160, Malvern, Pennsylvania 19355 and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(24)           Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(25)           DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K, press release or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(26)           USURY. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate or in an amount which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate or amount which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder, including by way of an original issue discount, at a rate or in an amount in excess of such maximum rate or amount, the rate or amount of interest under this Note shall be deemed to be immediately reduced to such maximum rate or amount and the interest payable shall be computed at such maximum rate or be in such maximum amount and all prior interest payments in excess of such maximum rate or amount shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(27)           CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)               "1934 Act" means the Securities Exchange Act of 1934, as amended.

(b)               "Affiliate" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act of 1933, as amended.

(c)               "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(d)               "Change of Control" means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are the holders of a majority of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(e)               "Common Stock" means (i) the Company's common stock, par value $0.01 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reorganization, recapitalization, reclassification of such Common Stock.

(f)                "Common Stock Equivalents" means, collectively, Options and Convertible Securities.

(g)               "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(h)               "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(i)                "Eligible Market" means the Principal Market, the New York Stock Exchange, the NYSE American, The Nasdaq Global Market, The Nasdaq Global Select Market or the OTCQB or the OTCQX.

(j)                 "Equity Interests" means (i) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (ii) all securities convertible into or exchangeable for any of the foregoing and all warrants, Options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(k)                "Exchange Agreement" means that certain Amendment and Exchange Agreement dated as of the Exchange Date by and among the Company, Ocugen OpCo, Inc. and the initial Holder of this Note pursuant to which the Company issued this Note to the initial Holder thereof;

(l)                 "Exchange Date" means April 22, 2020.

(m)               “Financing Lease” means that certain financing lease for specialized research equipment dated May 24, 2018, between the Company and GE HFS, LLC (GE Healthcare).

(n)               "Financing Net Proceeds" means the proceeds raised by the Company and/or its Subsidiary, as applicable, in a Financing Transaction net of ordinary course fees, costs including taxes, expenses, discounts and commissions incurred by the Company and/or its Subsidiary, as applicable, related to such Financing Transaction.

(o)               "Financing Transaction" means any transaction that generates cash to the Company and/or any of its Subsidiaries; provided, that neither (i) a loan under the Coronavirus Aid, Relief, and Economic Security Act of 2020, nor (ii) a Strategic Transaction shall constitute a Financing Transaction.

(p)               "Fundamental Transaction" means (i) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the Exchange Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (iii) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(q)               "GAAP" means United States generally accepted accounting principles, consistently applied for the periods covered thereby.

(r)                "Group" means a "group" as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(s)                "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever upon or in any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(t)                 "Intellectual Property Rights" means all adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, original works of authorship, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor.

(u)                "Mandatory Prepayment Percentage" means twenty percent (20%) if the applicable Financing Transaction occurs or is consummated on or prior to August 22, 2020, and otherwise, thirty percent (30%).

(v)                "Material Adverse Effect" means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or the transactions contemplated hereby or on the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform any of its obligations under any of the Transaction Documents.

(w)               "Maturity Date" means April 21, 2021.

(x)                "Options" means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

(y)                "Other Exchange Agreements" means those certain amendment and exchange agreements, substantially in the same form as the Exchange Agreement, dated as of the Exchange Date, by and between the Company, Ocugen OpCo, Inc. and the investor listed on the signature page attached thereto.

(z)                 "Outstanding Amount" means (i) the portion of the Principal to be prepaid or redeemed or otherwise with respect to which this determination is being made and (ii) all accrued and unpaid Interest with respect to such portion of the Principal, if any.

(aa)              "Permitted Indebtedness" means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) trade payables incurred in the ordinary course of business consistent with past practice, (iii) Indebtedness incurred under any program authorized under the Coronavirus Aid, Relief, and Economic Security Act of 2020, (iv) Indebtedness incurred under the Company’s loan agreement with EB5 Life Sciences, L.P., provided, that any such Indebtedness is not increased, refinanced, amended, changed or modified on or after the Exchange Date and (v) the Financing Lease.

(bb)           "Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the equipment so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 5(a)(iv), and (x) Liens created in connection with any Permitted Indebtedness.

(cc)            "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(dd)            "Principal Market" means The Nasdaq Capital Market.

(ee)             "Redemption Dates" means, collectively, the Optional Prepayment Dates, the Mandatory Prepayment Dates, the Event of Default Redemption Dates and the Change of Control Redemption Dates, each of the foregoing, individually, a Redemption Date.

(ff)              "Redemption Notices" means, collectively, the Optional Prepayment Notices, the Mandatory Prepayment Notices, the Event of Default Redemption Notices and the Change of Control Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(gg)            "Redemption Prices" means, collectively, the Optional Prepayment Prices, the Mandatory Prepayment Prices, the Event of Default Redemption Prices and the Change of Control Redemption Prices, each of the foregoing, individually, a Redemption Price.

(hh)            "Related Fund" means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

(ii)               "Required Holders" means the holders of Notes representing at least a majority of the aggregate Principal amount of the Notes then outstanding.

(jj)               "SEC" means the United States Securities and Exchange Commission.

(kk)             “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of June 13, 2019, by and among the Company, Ocugen OpCo, Inc. and the investors referred to therein.

(ll)               “Strategic Transaction” means a strategic transaction approved by a majority of the disinterested directors of the Company that has restrictions on the use of proceeds of such transaction that prohibit the paying off of existing debt, provided that any such transaction shall only be with a Person which is, itself or through its subsidiaries, an operating company synergistic with the business of the Company and shall provide to the Company benefits in addition to the payment of funds, but shall not include any transaction primarily for the purpose of raising capital or with a Person whose primary business is lending money or investing in securities.

(mm)           "Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(nn)             "Subsidiaries" means all joint ventures or entities in which the Company, directly or indirectly, owns capital stock or an equity or similar interest, including any subsidiaries formed or acquired after the Exchange Date.

(oo)             "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded.

(pp)             "Transaction Documents" means the Exchange Agreement, the Note and each of the other agreements entered into by the Company and the initial Holder of this Note in connection with the transactions contemplated by the Exchange Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

Ocugen, Inc.

By:
Name:
Title: